EXHIBIT 4.2
[Face of Security]
This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary. This Security is exchangeable for Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture and may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.
     [Insert any legend required by the Internal Revenue Code and the regulations thereunder.]
MEDCO HEALTH SOLUTIONS, INC.

No.	$
     MEDCO HEALTH SOLUTIONS, INC., a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to, or registered assigns, the principal sum of                                          Dollars on                                                             , [If the Security is to bear interest prior to Maturity, insert —, and to pay interest thereon from                      or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on ___ and ___ in each year, commencing ___, at the rate of ___% per annum, until the principal hereof is paid or made available for payment [If applicable, insert — and (to the extent that the payment of such interest shall be legally enforceable) at the rate of ___% per annum on any overdue principal and premium and on any overdue installment of interest]. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the                      or                      (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture].
     [If the Security is not to bear interest prior to Maturity, insert — The principal of this Security shall not bear interest except in the case of a default in payment of principal upon acceleration, upon redemption or at Stated Maturity and in such case the overdue principal of this

Security shall bear interest at the rate of ___% per annum (to the extent that the payment of such interest shall be legally enforceable), which shall accrue from the date of such default in payment to the date payment of such principal has been made or duly provided for. Interest on any overdue principal shall be payable on demand. Any such interest on any overdue principal that is not so paid on demand shall bear interest at the rate of ___% per annum (to the extent that the payment of such interest shall be legally enforceable), which shall accrue from the date of such demand for payment to the date payment of such interest has been made or duly provided for, and such interest shall also be payable on demand.]
     Payment of the principal of (and premium, if any) and [if applicable, insert — any such] interest on this Security will be made at the office or agency of the Company maintained for that purpose in Franklin Lakes, New Jersey], in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts [if applicable, insert —; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register].
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
Dated:

MEDCO HEALTH SOLUTIONS, INC.

By

Attest:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST NATIONAL ASSOCIATION, As Trustee

By

Authorized Signatory

[Reverse of Security]
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March    , 2008 (herein called the “Indenture”), from the Company to U.S. Bank Trust National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof[, limited in aggregate principal amount to $                    ].
     [If applicable insert — The Securities of this series are subject to redemption upon not less than 30 days’ notice by mail, [if applicable, insert — (1) on                      in any year commencing with the year ___ and ending with the year ___ through operation of the sinking fund for this series at a Redemption Price equal to 100% of the principal amount, and (2)] at any time [on or after ___, 20_], as a whole or in part, at the election of the Company, [at the following Redemption Prices (expressed as percentages of the principal amount): If redeemed [on or before                     , ___%, and if redeemed] during the 12-month period beginning                      of the years indicated,

Year	Redemption Price	Year	Redemption Price

and thereafter] at a Redemption Price equal to ___% of the principal amount, together in the case of any such redemption [if applicable, insert — (whether through operation of the sinking fund or otherwise)] [if applicable insert — plus [ ]] with accrued and unpaid interest to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Regular Record Dates referred to on the face hereof, all as provided in the Indenture.]
     [If applicable, insert — The Securities of this series are subject to redemption upon not less than 30 days’ notice by mail, (1) on                      in any year commencing with the year                      and ending with the year                      through operation of sinking fund for this series at the Redemption Prices for redemption through operation of the sinking fund (expressed as percentages of the principal amount) set forth in the table below, and (2) at any time [on or after

                                        ], as a whole or in part, at the election of the Company, [at the Redemption Prices for redemption otherwise than through operation of the sinking fund (expressed as percentages of the principal amount) set forth in the table below: If redeemed during the 12 month period beginning                                          of the years indicated,

Redemption Price For
	Redemption Through	Redemption Price For
	Operation of the	Redemption Otherwise Than
	Sinking	Through Operation of the
Year	Fund	Sinking Fund

and thereafter] at a Redemption Price equal to ___% of the principal amount, together in the case of any such redemption (whether through operation of the sinking fund or otherwise) [if applicable insert — plus [          ]] with accrued interest to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.]
     [The sinking fund for this series provides for the redemption on                                          in each year beginning with the year                      and ending with the year                      of [not less than] $                     [(“mandatory sinking fund”) and not more than $                    ] aggregate principal amount of Securities of this series. [Securities of this series acquired or redeemed by the Company otherwise than through [mandatory] sinking fund payments may be credited against subsequent [mandatory] sinking fund payments otherwise required to be made.]
     In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
     [If applicable, insert — The Indenture contains provisions for defeasance at any time of [the entire indebtedness of this Security] [or] [certain restrictive covenants and Events of Default with respect to this Security] [, in each case] upon compliance with certain conditions set forth in the Indenture.]
     [If the Security is not an Original Issue Discount Security, insert — If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.]

     [If the Security is an Original Issue Discount Security, insert — If an Event of Default with respect to Securities of this series shall occur and be continuing, an amount of principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Such amount shall be equal to — insert formula for determining the amount. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal, overdue premium and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and premium and interest, if any, on the Securities of this series shall terminate.]
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     [As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.]
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Securities of this series are issuable only in registered form without coupons in denominations of $                     and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     All terms used in this Security that are defined in the Indenture shall have the meaning assigned to them in the Indenture.